                                                                     EXHIBIT 3.3

                          THIRD AMENDED AND RESTATED
                         GENERAL PARTNERSHIP AGREEMENT
                                      OF
                             COSO FINANCE PARTNERS


     This Third Amended and Restated General Partnership Agreement (the "Agreement"), of Coso Finance Partners (the "Partnership") dated as of May 28, 1999, is between (a) ESCA, LLC, a Delaware limited liability company (successor by merger with ESCA Limited Partnership, a California limited partnership) ("ESCA") and (b) New CLOC Company, LLC, a Delaware limited liability company ("New CLOC").

                                 R E C I T A L S
                                 - - - - - - - -

     On December 6, 1979, CalEnergy Company, Inc., a Delaware corporation (formerly known as California Energy Company, Inc.) ("CECI") entered into a contract (the "Navy Contract") with the United States Navy (the "Navy") to develop geothermal energy at the Naval Weapons Center, China Lake, California, and to sell the resultant electricity to the Navy.

     CECI and Caithness Geothermal 1980 Ltd., a Delaware limited partnership (successor by merger with Caithness Geothermal 1980 Ltd., a New Jersey limited partnership) ("CG-80") entered into a Joint Venture Agreement to form the China Lake Joint Venture ("CLJV") on December 17, 1980 (as amended and restated from time to time, the "CLJV Agreement"). The CLJV Agreement set forth the relationship between CECI and CG-80 regarding the development and operation of a geothermal power generating system at the Naval Weapons Center; established a Management Committee; designated CECI the "Operator"; set forth the Operator's rights and duties; and provided guidelines for conduct of the geothermal power project.

     CECI assigned its rights and obligations under the Navy Contract to CLJV on December 17, 1980. The assignment was approved by the Navy on December 24, 1980.

     On July 7, 1987, CLOC and ESCA entered into the General Partnership Agreement of Coso Finance Partners (the "1987 Agreement"), creating the Partnership. The Partnership entered into certain agreements in connection with the acquisition of Turbine 1 (as hereinafter defined) and the Turbine 1 Project Area Rights (as hereinafter defined).

     At the time of entering into the 1987 Agreement, the partners and their affiliates contemplated that Turbine 1 would be financed, owned and operated by the Partnership, and that Turbines 2 and 3 (as hereinafter defined) would be owned and operated by CFP II (as hereinafter defined). Subsequent to that time, the Partners determined that it was the best interests of the Partnership to have all of the Turbines owned and operated by a single entity to provide for operation of the Turbine 1 Project and the Turbines 2 and 3 Project as a combined project and to provide for allocation of profits and losses and distributions in a manner as if separate ownership of Turbine 1 and Turbines 2 and 3 had been maintained.

     ESCA, CLOC and partners of CFP II transferred and assigned to the Partnership the Division II Assigned Rights (as hereinafter defined).

     Pursuant to that certain Agreement and Plan of Merger dated as of February 25, 1999, CLOC was merged with and into New CLOC, and New CLOC became the successor-in-interest to CLOC.

     Concurrently with this Agreement, the Partnership is acquiring, subject to the approval of the United States Department of the Interior, Bureau of Land Management ("BLM"), an undivided interest as a tenant-in-common in and to the BLM Leases (as hereinafter defined) and has entered into the Co-Tenancy Agreement (as hereinafter defined) in order to utilize the resources from said land for the Combined Project (as hereinafter defined).

     Concurrently with this Agreement, (1) China Lake Geothermal Management Company, Inc. ("CLGMC"), a general partner of Coso Finance Partners II, a California general partnership ("CFP II"), has dissolved and distributed its general partnership interest in CFP II to its sole shareholder, Caithness Acquisition Company, LLC, a Delaware limited liability company ("CAC"), which contributed the interest to New CLOC; (2) ESCA Limited Partnership, a California limited partnership, has converted into ESCA; (3) ESCA II Limited Partnership II ("ESCA II") has merged with and into ESCA; and (4) CFP II has merged with and into CFP.

     The parties hereto desire to provide for the continued existence and governance of the Partnership and to set forth in detail their respective rights and duties relating to the Partnership.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties agree that the Original Agreement shall be amended and restated so that the operative provisions shall read in their entirety as follows:


                                 ARTICLE I

                                 DEFINITIONS

     The capitalized words and phrases used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I.

     1.1 "Act" means the California Uniform Partnership Act, as amended from time to time.

     1.2 "Agreement" or "Partnership Agreement" means this Third Amended and Restated General Partnership Agreement, as amended from time to time. Words such as "herein", "hereof", "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

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

     1.3 "AMJV" means Atkinson-Mitsubishi Joint Venture, a joint venture between Guy F. Atkinson Company, a Nevada corporation, and Mitsubishi Heavy Industries America, Inc., a Delaware corporation.

     1.4 "AMJV Project Agreement" means the Coso Geothermal Project Agreement between CLJV and AMJV, dated February 12, 1986, as amended.

     1.5 "AMJV Royalties" means the Plant Royalty and the Well Residual more fully described in the AMJV Project Agreement and that certain Project Royalty and Warranty Agreement, dated as of July 14, 1987, by and among AMJV, CFP and CLJV, as amended, which assigned to CFP pursuant to the Assignment of Royalty and Residual Interests and Mutual Release of Claims by and among AMJV, CFP and CLJV dated July 14, 1998, and as may be further amended.

     1.6 "BLM Leases" means that certain (i) Geothermal Resources Lease, Serial No. CA-11384, by and between the United States of America, acting through the BLM, and the LADWP, effective as of February 1, 1982, as amended; (ii) Geothermal Resources Lease, Serial No. CA-11385, by and between the United States of America, acting through the BLM, and the LADWP, effective as of February 1, 1982, as amended; and, (iii) Geothermal Resources Lease, Serial No. CA-11383, by and between the United States of America, acting through the BLM, and the LADWP, effective as of February 1, 1982, as amended.

     1.7 "Book" when used to modify an item of income, gain, loss or deduction, or any word in reference thereto, means the amount thereof taken into account for capital accounting purposes under the principles of Section 1.10 and Regulation Section 1.704-1(b)(2)(iv).

     1.8 "Budget" means each of the budgets to be prepared by the Managing Partner and approved by the Management Committee pursuant to Section 7.4.

     1.9 "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in the City of San Francisco, State of California, are authorized or required to close by law, executive order or Regulation.

     1.10 "Capital Account" with respect to each Partner means the capital account of that Partner determined and maintained throughout the full term of the Partnership in accordance with the capital accounting rules set forth in Regulation Section 1.704-1(b)(2)(iv). The initial balance of each Partner's Capital Account is set forth at Section 4.1. As a result of the reorganizations described in the Recitals, the capital contributions by ESCA, New CLOC, ESCA II and CLGMC are in the amounts reflected on the Partnership's books. In the event the Managing Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property, or assumed by the Partnership with regard to such asset with the approval of the Partnership), are computed in order to comply with such

Regulations, the Managing Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner. The Managing Partner also shall make any modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner, in the event unanticipated events cause this Agreement not to comply with Regulation Section 1.704.1(b). Subject to the four previous sentences:

          (a) Each Partner's Capital Account shall be increased by (i) the amount of money contributed by such Partner to the Partnership; (ii) the Fair Market Value of property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752); and (iii) Partnership income and gain (or items thereof) allocated to such Partner. Each Partner's Capital Account shall be decreased by (iv) the amount of money distributed to such Partner by the Partnership; (v) the Fair Market Value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752); (vi) Partnership loss (or item thereof) allocated to such Partner; (vii) the Partner's share of expenditures of the Partnership described in Code Section 705(a)(2)(B), including for this purpose losses which are nondeductible under Code Section 267(a)(1) or Code
Section 707(b); and (viii) the Partner's share of amounts paid or incurred by the Partnership to organize the Partnership or to promote the sale of (or to sell) an interest in the Partnership (except to the extent properly amortizable for tax purposes).

          (b) For this purpose, "income" refers to all items of income (including all items of gain and including income exempt from tax) as properly determined for Book purposes, and "loss" refers to all items of loss (including all items of deduction) as properly determined for Book purposes.

          (c) An assumption of a Partner's unsecured liability by the Partnership shall be treated as a distribution of money to the Partner. An assumption of the Partnership's unsecured liability by a Partner shall be treated as a cash contribution to the Partnership.

          (d) Capital Accounts shall be adjusted appropriately on account of investment tax credit and investment tax credit recapture in accordance with the principles of Code Section 48 (q).

          (e) In the event that assets of the Partnership other than cash are distributed to a Partner in kind, Capital Accounts shall be adjusted for the hypothetical Book gain or Book loss that would have been realized by the Partnership if the distributed assets had been sold for their Fair Market Value in a cash sale (in order to reflect unrealized Book gain or Book loss).

          (f) At the option of the Management Committee, in the event of a contribution of money or other property (other than a de minimus amount) to the Partnership by a new or existing Partner as consideration for an interest in the Partnership, or in connection with a distribution of money or other property (other than a de minimus amount) by the Partnership to a retiring or continuing Partner as consideration for an interest in the Partnership, Capital Accounts shall be adjusted for the hypothetical Book gain or Book loss that would have been realized by the Partnership if all Partnership assets had been sold for their Fair Market Value in a cash sale (in order to reflect unrealized Book gain or Book loss).

     1.11 "Capital Contribution" means the amount of money plus the Fair Market Value of property contributed by a Partner to the Partnership.

     1.12 "Capital Events" shall mean a Division I Capital Event and/or a Division II Capital Event.

     1.13 "Cash Flow from Capital Events" shall mean the net proceeds from each Capital Event which the Management Committee makes available for distribution after the Management Committee has set aside the amounts deemed prudent by the Management Committee to: (a) replace tangible property disposed of or destroyed and (b) provide working capital for the Partnership.

     1.14  "CED" means Coso Energy Developers, a California general partnership.

     1.15 "CFP" or the "Partnership" means Coso Finance Partners, a California general partnership of which the Managing Partner is New CLOC, and the other general partner is ESCA, being the partnership organized under the Act by the Original Agreement and as such partnership may be constituted from time to time.

     1.16 "CFP II" means Coso Finance Partners II, a California general partnership of which the Managing Partner immediately prior to the merger of CFP II into CFP was China Lake Geothermal Management Company, a Delaware corporation, and the other partner was ESCA Limited Partnership II, a California limited partnership.

     1.17 "CFP II Royalty" means the royalty rights originally retained by CFP II pursuant to that certain Assignment and Royalty Agreement between CFP and CFP II dated July 14, 1988 which shall be held by the Partnership after the date hereof.

     1.18 "COC" means Coso Operating Company LLC, a Delaware limited liability company.

     1.19 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any succeeding law.

     1.20 "Combined Project" means the Turbine 1 Project together with the Turbine 2 and 3 Project.

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

     1.21 "Co-Tenancy Agreement" means that certain Co-Tenancy Agreement, dated as of even date herewith, by and between, the Coso Power Developers, a California general partnership, Coso Energy Developers, a California general partnership, and the Partnership

     1.22  "CPD" means Coso Power Developers, a California general partnership.

     1.23 "Distribution Condition" shall have the meaning set forth on Exhibit D hereto.

     1.24 "Distribution Date" means the 45th day following the end of each calendar quarter, commencing with the third quarter of 1987, or the next succeeding Business Day if such day is not a Business Day.

     1.25 "Division I Assigned Rights" means the following rights assigned by CLJV to CFP in partial consideration of the issuance of Interests to CLOC and ESCA, which assignment was made in connection with the 1987 Agreement:

           (a) the Turbine 1 Project Area Rights;

           (b) the Power Sales Contract;

           (c) an assignment of all assignable Turbine 1 Project Authorizations; and

           (d) CLJV's rights to acquire Turbine 1 and all other assets and rights pursuant to "Buy-out", as described in the AMJV Project Agreement.

     The Division I Assigned Rights are subject to all related monetary obligations and liabilities assumed by the Partnership.

     1.26 "Division I Capital Event" means any of the following: (a) a sale, exchange, transfer, assignment or other disposition of all or a portion of any Turbine 1 Project asset (but not including occasional sales in the ordinary course of business of inventory, furniture, fixtures and equipment); (b) any financing or refinancing of, or with respect to, a Turbine 1 Project asset; (c) any condemnation or deeding in lieu of condemnation of a Turbine 1 Project asset; (d) any collection with respect to property, hazard or casualty insurance (but not business interruption insurance) or any damage award; or (e) any other Turbine 1 Project transaction the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

     1.27 "Division I Cash Flow from Capital Events" means Cash Flow from Capital Events pertaining to ownership and operation of the Turbine 1 Project.

     1.28 "Division I Cash Flow from Operations" means, with respect to any fiscal period and determined on the basis of a closing or interim closing of the books as of the end of such period: (a) all cash receipts received during such fiscal period by the Partnership attributable to the Turbine 1 Project (other than Division I Cash Flow from Capital Events and Division I Capital Contributions); plus (b) any amounts that were originally reserved from amounts that would otherwise have been Division I Cash Flow from Operations that are no longer deemed by the Management Committee to be required as reserves; less (c) all cash outlays during such fiscal period to pay expenses of the Partnership attributable to the Turbine 1 Project; less (d) amounts paid by the Partnership with respect to AMJV Royalties, Tudesco Royalties and Navy Sinking Fund Payments; less (e) any amounts set aside as reserves attributable to the Turbine 1 Project, including reserves for capital improvements, expenses or contingent liabilities; less (f) payments (and reserves for payments) of debt service (and premiums or penalties thereon, if any) on indebtedness of the Partnership attributable to the Turbine 1 Project.

     1.29 "Division I Payout" shall mean the point at which all Partners have received distributions from Division I Cash Flow from Capital Events or Division I Cash Flow from Operations in an aggregate amount equal to: (i) $14,509,815 for CLOC, or (ii) $20,375,658 for ESCA, respectively, plus (iii) any cash contributions to the Turbine 1 Project and the cash value, as determined by the Management Committee, of any property contributed to the Turbine 1 Project after December 31, 1988, plus (iv) a simple return of ten percent (10%) per annum on the sum of (i), (ii), and (iii), as applicable, accrued from and after December 31, 1988, provided, however, that the 10% distribution of Division I Cash Flow from Operations to the Managing Partner under Section 5.1(a) shall not be considered a distribution in computing whether Division I Payout has been achieved."

     1.30 "Division II Assigned Rights" means the following rights assigned to the Partnership by CFP II (subject to Section 4.1), which at the time was in partial consideration of the CFP II Royalty:

           (a) the Turbines 2 and 3 Project Area Rights;

           (b) the Turnkey Contract together with all work in progress, guarantees, security interests and subject to all liens thereunder; and

           (c) an assignment of all assignable Turbines 2 and 3 Project Authorizations.

     The Division II Assigned Rights are subject to all related monetary obligations and liabilities assumed by the Partnership.

     1.31 "Division II Capital Event" means any of the following: (a) a sale, exchange, transfer, assignment or other disposition of all or a portion of any Turbines 2 and 3 Project asset (but not including occasional sales in the ordinary course of business of inventory, furniture, fixtures and equipment);
(b) any financing or refinancing of, or with respect to, a Turbines 2 and 3 Project asset; (c) any condemnation or deeding in lieu of condemnation of a Turbines 2 and 3 Project asset; (d) any collection with respect to property, hazard or casualty insurance (but not business interruption insurance) or any damage award; or (e) any other Turbines 2 and 3 Project transaction the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

     1.32 "Division II Cash Flow from Capital Events" means the Cash Flow from Capital Events pertaining to the ownership and operation of the Turbines 2 and 3 Project.

     1.33 "Division II Cash Flow from Operations" means, with respect to any fiscal period and determined on the basis of a closing or interim closing of the books as of the end of such period: (a) all cash receipts received during such fiscal period by the Partnership attributable to the Turbines 2 and 3 Project (other than Division II Cash Flow from Capital Events and Division II Capital Contributions); plus (b) any amounts that were originally reserved from amounts that would otherwise have been Division II Cash Flow from Operations that are no longer deemed by the Management Committee to be required as reserves; plus (c) the AMJV Royalties less (d) all cash outlays during such fiscal period to pay expenses of the Partnership attributable to the Turbines 2 and 3 Project; less
(e) any amounts set aside as reserves attributable to the Turbines 2 and 3 Project, including reserves for capital improvements, expenses or contingent liabilities; less (f) payments (and reserves for payments) of debt service (and premiums or penalties thereon, if any) on indebtedness of the Partnership attributable to the Turbines 2 and 3 Project.

     1.34 "Division II Payout" means the point at which all Partners have received distributions from Division II Cash Flow from Capital Events or Division II Cash Flow from Operations in an aggregate amount equal to: (i) $5,254,773 for CLOC, or (ii) $6,099,775 for ESCA, plus (iii) any cash contributions and the cash value, as determined by the Management Committee, of any property contributed to the Turbines 2 and 3 Project after December 31, 1988, plus (iv) a simple return of ten percent (10%) per annum on the sum of
(i), (ii) and (iii) accrued from and after December 31, 1988, provided, however, that the 10% distribution of Division II Cash Flow from Operations to the Managing Partner under Section 5.3(a) shall not be considered a distribution in computing whether Division II Payout has been achieved.

     1.35 "ESCA Operating Agreement" means that certain Limited Liability Company Agreement of ESCA, LLC, a Delaware limited liability company dated as of the date hereof.

     1.36 "Escrow Account" means an interest-bearing deposit account acceptable to the partners of each Joint Venture and established in the name of Managing Partner with a bank acceptable to the Partners pursuant to an escrow or other similar agreement which is acceptable to each such Partner and contains distribution provisions in form attached as Exhibit E to this Agreement.

     1.37 "Excess Revenues" means, with respect to a period and a Project, one half of the difference between (a) the revenue for the Project for the period, minus (b) the revenue which would have been produced if the Project had operated continuously during the period at 85% of

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nominal capacity (calculated at an assumed capacity of 80 MW for the CPD Project and the CFP Project and 70 MW for the CED Project).

     1.38 "Fair Market Value" shall mean the fair market value of an asset, as reasonably agreed to among the Partners in arm's-length negotiations, net of liabilities secured by such asset or assumed by the Partnership with regard to such asset.

     1.39 "FPLE" means FPL Energy Operating Services, Inc. a Florida corporation.

     1.40 "Indenture" means that certain Trust Indenture dated as of the date hereof, by and between Caithness Coso Funding Corp., the Joint Ventures and U.S. Bank Trust National Association.

     1.41 "Interest" means a partnership interest in the Partnership with the rights, terms and preferences described in this Agreement.

     1.42  "Joint Venture" means any or all of CED, CPD and the Partnership.

     1.43 "Management Committee" means the Management Committee established pursuant to Article VIII.

     1.44  "Managing Partner" means New CLOC.

     1.45  "Maximum Payment" means an amount equal to the Preferred Return.

     1.46 "Meeting" means a meeting of Partners or of the Management Committee duly called in accordance with Article VIII hereof.

     1.47 "MPE" means Mission Power Engineering Company, a California corporation.

     1.48 "Navy Contract" means the Original Service Contract N62474-79-C-5382 dated December 6, 1979 between the United States Navy and CECI, as amended and restated, and assigned.

     1.49 "Navy Power Payment" means the payment for NAVWPNCEN Power, as defined in Section 3(d) of Modification P00008 to the Navy Contract, delivered with respect to Turbine 1.

     1.50 "Navy Sinking Fund Payments" means the periodic payments set aside by CFP to fund its obligations to the Navy upon termination of the Navy Contract as described in Section 8 of Modification P00008 to the Navy Contract.

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

     1.51 "Net Profit" and "Net Loss" of the Partnership means the net "income" and net "loss", respectively, of the Partnership, as those terms are used in 1.10(b).

     1.52 "Operator" means such operator as is designated by the Managing Partner pursuant to Article VII.

     1.53 "Original Agreement" means the 1987 Agreement, as amended prior to the date hereof.

     1.54 "Partners" means the Managing Partner, ESCA and all substituted or additional Partners. Where no distinction is required by the context in which the term is used herein, "Partner" means any one of the Partners.

     1.55 "Plant Operations" means the operation and maintenance of all aspects of Turbine 1 operation and Turbines 2 and 3 operations which do not constitute Resource Operations, including operation of the Transmission Line, power transmission facilities and substation interconnection facilities.

     1.56 "Power Sales Contract" means the Agreement between CLJV and the Southern California Edison Company, a California corporation, dated June 4, 1984, as amended, assigned to CFP on July 14, 1987.

     1.57 "Preferred Return" means, (a) $7,500,000, plus (b) the amount of Preferred Return Interest accrued during any previous Preferred Return Year that was not paid from distributions from the Escrow Account for that Preferred Return year, less (c) the sum of all distributions from the Escrow Account previously applied to reduce the Preferred Return. Notwithstanding the foregoing, the Preferred Return was prepaid in full at a discount to the parties entitled thereto on December 16, 1992; provided, however, that if for any Preferred Return Year for which the Preferred Return would have been paid if such prepayment had not been made the Distribution Condition is not satisfied, then ESCA shall promptly pay to the Escrow Account an amount equal to its proportionate share (based on the percentage share of the Preferred Return paid to it) of $715,000, which is the amount of the Preferred Return allocable to each Preferred Return Year after taking into account the discount in connection with the prepayment, to be distributed pursuant to Exhibit E.

     1.58 "Preferred Return Interest" means, (a) an amount equivalent to the aggregate of the interest which would have accrued from March 19, 1991 through the date of determination on the amount of the Preferred Return, as adjusted to reflect distributions for each previous Preferred Return Year, at a per annum rate of 10%, less (b) the sum of all distributions from the Escrow Account previously applied to reduce Preferred Return Interest.

     1.59 "Preferred Return Year" means each of the periods beginning on July 1 and ending on the immediately subsequent June 30. The first Preferred Return Year shall begin on

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July 1, 1991, and the last Preferred Return Year shall end on the date on which the Preferred Return would have been reduced to zero if there had been no prepayment.

     1.60 "Project Manager" shall mean the person appointed pursuant to Section 8.5.

     1.61 "Projects" means the three geothermal power projects owned by the Joint Ventures.

     1.62 "Regulation" means the Treasury Regulations promulgated under the Code, as such Regulations may be amended from time to time including corresponding provisions of any succeeding Regulations.

     1.63 "Resource Operations" means the well drilling and well operation and maintenance work for the Turbine 1 Project Area and the Turbines 2 and 3 Project Area, as well as the operation and maintenance of the geothermal resource related to the Turbine 1 Project Area and the Turbines 2 and 3 Project Area, the surface steam gathering system and brine disposal system, together with construction and maintenance of buildings, roads and other surface structures on the Turbine 1 Project Area and the Turbines 2 and 3 Project Area.

     1.64 "Section," unless preceded by the words "Code" or "Regulation," means a Section of this Agreement.

     1.65 "Transmission Line" means the 28.8 mile (approximate) power line further described in Exhibit C.

     1.66 "Tudesco Royalties" means the amounts payable to Tudesco Geosource Ltd. pursuant to the Agreement dated March 26, 1987 between CLJV and Tudesco Geosource Ltd.

     1.67 "Turbine 1" means Unit 1 of the geothermal power plant with a maximum net output of approximately 25 megawatts and its associated facilities as constructed by AMJV (including but not limited to the surface steam gathering system, brine disposal system, power transmission facilities, substation interconnection facilities and other facilities and equipment necessary to generate, meter, sell and deliver power from Unit 1) together with any replacements or substitutes; but excludes all geothermal resources and wells.

     1.68 "Turbine 1 Project" means the construction and operation of Turbine 1, and the development and operation of the Turbine 1 Project Area Rights and, from and after the date of this Agreement and subject to and in accordance with the terms and conditions of the Co-Tenancy Agreement, the rights and interests under the BLM Leases.

     1.69  "Turbine 1 Project Area" means the area described in Exhibit A.

     1.70 "Turbine 1 Project Area Rights" means the rights, titles, interests, estates, powers and privileges CLJV has pursuant to the Navy Contract with respect to the Turbine 1 Project Area, including rights to all wells, the Transmission Line, the Turbine 1 plant site, and other facilities (and all improvements, equipment, fixtures and other items appurtenant or accessorial to such wells or facilities), and including rights of access and egress to the Turbine 1 Project Area, subject to the terms and conditions of the Navy Contract, and, from and after the date of this Agreement and subject to and in accordance with the terms and conditions of the Co-Tenancy Agreement, the rights and interests under the BLM Leases.

     1.71 "Turbine 1 Project Authorizations" means all permits, authorizations, rights of way and licenses necessary or appropriate to operate and maintain Turbine 1 and the geothermal resources subject to the Turbine 1 Project Area Rights.

     1.72 "Turbines 2 and 3" mean Units 2 and 3 of the geothermal power plant, each having a maximum net output of approximately 25 megawatts and their associated facilities as constructed by MPE pursuant to the Turnkey Contract (including but not limited to the surface steam gathering system, brine disposal system, power hookups to connect Units 2 and 3 to the Transmission Line and other facilities and equipment necessary to generate meter, sell and deliver power from Units 2 and 3); but excludes all geothermal resources and wells, and excludes the Transmission Line.

     1.73 "Turbines 2 and 3 Project" means the construction and operation of geothermal power plants on the Turbines 2 and 3 Project Area, and the development and operation of the Turbines 2 and 3 Project Area Rights and, from and after the date of this Agreement and subject to and in accordance with the terms and conditions of the Co-Tenancy Agreement, the rights and interests under the BLM Leases.

     1.74  "Turbines 2 and 3 Project Area" means the area described in Exhibit
B.

     1.75 "Turbines 2 and 3 Project Area Rights" means the rights, titles, interests, estates, powers and privileges which CFP II has assigned to CFP with respect to the Turbines 2 and 3 Project Area, including rights to all wells, the plant site, and other facilities (and all improvements, equipment, fixtures and other items appurtenant or accessorial to those wells and facilities), including rights of access and egress to the Turbines 2 and 3 Project Area, subject to the terms and conditions of the Navy Contract, and, from and after the date of this Agreement and subject to and in accordance with the terms and conditions of the Co-Tenancy Agreement, the rights and interests under the BLM Leases.

     1.76 "Turbines 2 and 3 Project Authorizations" means all permits, authorizations, rights of way and licenses necessary or appropriate to operate and maintain the Turbines 2 and 3 Project and the geothermal resources subject to the Turbines 2 and 3 Project Area Rights.

     1.77 "Turnkey Contract" means the Contract for the Construction of the Coso Geothermal Project (Units 2 and 3) dated December 14, 1987, between MPE and CFP II, assigned to the Partnership on July 14, 1988, as amended.


                                  ARTICLE II

                PARTNERSHIP FORMATION; IDENTIFICATION; AND TERM

     2.1   Formation.  This Partnership was organized under the Act on July 7,
           ---------
1987 and shall be continued under and governed by the Act and this Agreement.

     2.2   Amendment.  The parties hereto agree to amend and restate the
           ---------
Original Agreement.   The Managing Partner shall do, make or cause to be made
all such filings, recording, publishing and other acts as may be necessary or appropriate from time to time in connection therewith, and as required to preserve the existence of the Partnership.

     2.3   Name, Principal Executive Office, Registered Office and Registered
           ------------------------------------------------------------------
Agent for Service of Process.  The name of the Partnership shall be COSO FINANCE
----------------------------
PARTNERS, or such other name or names as may be selected by the Management Committee from time to time. The principal executive office of the Partnership and the office at which shall be kept the records, if any, required by the Act shall be 1114 Avenue of the Americas, 41st Floor, New York, New York 10036, unless changed by the Managing Partner with prior written notice given to the Interest holders of such change. The Partnership may also maintain such other offices at such other places as the Managing Partner may deem advisable. The name of the Partnership's agent for service of process is Corporation Service Company, 80 State Street, Albany, New York 12207 and Corporation Service Company, which will do business in California as CSC-Lawyers Incorporating Services, 2730 Gateway Oak Drive, Sacramento, California 95833.

     2.4   Term.  The Partnership shall continue so long as it has any
           ----
geothermal property interests in the Turbine 1 Project Area Rights or the Turbines 2 and 3 Project Area Rights, or any obligations outstanding to any lender having provided construction or term financing to the Partnership, or any assignee thereof, unless the Partnership is terminated earlier in accordance with Article XIII; provided, however, that subsequent to such time the
                   --------  -------
Partnership shall exist only to the extent and for the purposes necessary to wind up the affairs of the Partnership.


                                  ARTICLE III

              PURPOSE AND NATURE OF BUSINESS; CERTAIN OBLIGATIONS

     3.1   Purpose.  The purpose of the Partnership and the business to be
           -------
carried on by it, subject to the limitations contained elsewhere in this Agreement, are:

          (a) To hold Turbine 1 and the Division I Assigned Rights in connection with the exercise of the Buy-Out rights under the AMJV Project Agreement; to acquire the rights to, and to construct and finance Turbines 2 and 3 and to acquire the Division II Assigned Rights; and to operate Turbine 1, Turbines 2 and 3 and the Combined Project;

          (b) To raise sufficient capital through borrowings from banks or other lenders to finance, or refinance, the acquisition or construction of Turbine 1 and Turbines 2 and 3 and to acquire the AMJV Royalties (for Division II) and the acquisition of the Division I Assigned Rights and the Division II Assigned Rights, and to provide for the development and the exploitation of the lands subject to the Turbine 1 Project Area Rights and the Turbines 2 and 3 Project Area Rights;

          (c) To borrow money for any legitimate Partnership purpose and in connection therewith to issue notes, bonds, debentures and other evidences of indebtedness and to secure the same and hypothecate any, all or substantially all of the assets of the Partnership by mortgage, deed of trust, pledge or other lien in furtherance of the foregoing purposes of the Partnership;

          (d) To enter into and perform contracts and agreements and to carry on any other activities necessary to, or desirable or incidental in connection with, the accomplishment of the foregoing purposes of the Partnership; and

          (e) To engage in any kind of activity and to enter into and perform obligations of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes and business of the Partnership, so long as such activities and obligations may lawfully be engaged in or performed by a partnership under the Act. Such purpose and business of the Partnership shall include the entering into by the Partnership of the transactions described in that certain preliminary Offering Circular of Caithness Coso Funding Corp. dated May 5, 1999 (as it may have been revised, the "Offering Circular"), including without limitation the making by the Partnership of certain loans to and the pledging by the Partnership of certain funds and assets of the Partnership for payment of certain obligations of affiliated partnerships, all to the extent provided for and described in the Offering Circular and the definitive documents entered into in accordance therewith.


                                  ARTICLE IV

                                    CAPITAL

     4.1   Partners' Capital Contributions to the Partnership.
           --------------------------------------------------

           (a) CECI and CG-80 have caused CLJV to assign to the Partnership for the benefit of CLOC and ESCA, respectively, all of the Division I Assigned Rights and rights to

Turbine 1 held by CECI and CG-80, respectively, under the CLJV Agreement. Concurrently with the execution of the 1987 Agreement, the Partnership assumed, and took the Division I Assigned Rights and related contributed property subject to, all liabilities secured by the contributed property at the time of contribution or assumed by the Partnership with regard to such asset.

          (b) The respective Capital Contributions of the Partners as of July 7, 1987 were as follows (the Cash Contributions to be made at a time to be determined by the Management Committee):

                                           CLOC                ESCA
                                      --------------      --------------
Property - at historical cost         $    9,236,891      $    8,529,298

Deemed net value appreciation                834,012           3,580,680
                                      --------------      --------------
Property - net deemed value           $   10,070,903      $   12,109,978

Cash Accounts Receivable                           0           2,695,000
At deemed net value                                0             521,000
                                      --------------      --------------
                                      $   10,070,903      $   15,325,978

          (c) The value of respective Capital Contributions at any particular time is to be determined by reference to the books and records of the Partnership.

     4.2  Restrictions Relating to Capital; No Withdrawal. Except as otherwise
          -----------------------------------------------
specifically provided in this Agreement or in the Act, no Partner shall have the right to withdraw or reduce its Capital Contributions, to receive interest on its Capital Contributions, to partition Partnership assets or to receive property other than cash in return for its Capital Contributions.


     4.3   Additional Capital Contributions; Additional Partners.
           -----------------------------------------------------

           (a) No Partner shall be required or entitled to make any additional Capital Contributions to the Partnership except with the consent of, and in accordance with the terms, conditions and procedures determined by, the Management Committee. Such additional capital shall be contributed by the Partners in proportion to their percentage distributions set forth in Sections 5.1(b) and 5.2(b), and shall be attributed by the Management Committee either to the Turbine 1 Project or to the Turbines 2 and 3 Project, for purposes of determining Division I Payout or Division II Payout, respectively.

           (b) Except as provided in Article X, no additional Partners shall be admitted to the Partnership except with the consent of, and in accordance with the terms (including the relative rights, duties, and interest of such additional Partners), conditions and procedures agreed to by all Partners; provided, however, that any Partner may, without the consent of any other Partner or the Management Committee, subdivide its Interest, through formation of a partnership, corporation or other arrangement that would hold that Partner's Interest, so long as that Partner remains the owner of the controlling portion of such Interest.


                                   ARTICLE V

                             CURRENT DISTRIBUTIONS

     5.1  Division I Cash Flow From Operations.  Subject to Article XIII (that
          ------------------------------------
is, other than in liquidation of a Partner's Interest in the Partnership as provided in Section 13.4 (a)), Division I Cash Flow from Operations shall be applied or distributed on each Distribution Date as follows:

          (a) until the Preferred Return has been reduced to zero (or funds are on deposit in the Escrow Account sufficient to reduce the Preferred Return to zero and the Distribution Condition will be satisfied for the Preferred Return
Year);

              (i) until Division I Payout is achieved for all Partners, to distribute 10% to New CLOC, and 90% to and among New CLOC and ESCA in the proportion for each that the remaining sum necessary to be distributed in order to achieve Division I Payout to each of them bears to the sum of the same for both Partners; and

              (ii) after Division I Payout is achieved by all Partners, to distribute 46.4% to New CLOC and 53.6% to ESCA;

provided, however, that all amounts distributable to New CLOC pursuant to this
Section 5.1 (a) on the Distribution Date shall be deposited into the Escrow Account until (a) the Joint Ventures have deposited therein an amount, in the aggregate, equal to the Maximum Payment for the Preferred Return Year in which the Distribution Date occurs, or (b) the Partnership has deposited therein an amount, in the aggregate, equal to the Excess Revenues for the Partnership's Project for the Preferred Return Year; and

          (b) after the Preferred Return has been reduced to zero, in the manner provided in Section 5.1(a)(i) and (ii), without regard to the proviso.

     5.2  Division II Cash Flow from Operations.  Subject to Article XIII (that
          -------------------------------------
is, other than in liquidation of a Partner's Interest in the Partnership as provided in Section 13.4 (a)) , Division II Cash Flow from Operations shall be applied or distributed on each Distribution Date as follows:

          (a) until the Preferred Return has been reduced to zero (or will be reduced to zero through the distribution of funds on deposit in the Escrow Account):

              (i) until Division II Payout is achieved for all Partners, to distribute 10% to New CLOC, and 90% to and among New CLOC and ESCA in the proportion for each that the remaining sum necessary to be distributed in order to achieve Division II Payout to each of them then bears to the sum of the same for both Partners; and

              (ii) after Division II Payout is achieved by all Partners, to distribute 46.4% to New CLOC and 53.6% to ESCA;

provided, however, that all amounts distributable to New CLOC pursuant to this
Section 5.2 (a) on the Distribution Date shall be deposited into the Escrow Account until (a) the Joint Ventures have deposited therein an amount, in the aggregate, equal to the Maximum Payment for the Preferred Return Year in which the Distribution Date relates, or (b) the Partnership has deposited therein an amount, in the aggregate, equal to the Excess Revenues for the Partnership's Project for the Preferred Return Year; and

          (b) after the Preferred Return has been reduced to zero, in the manner provided in Section 5.2(a)(i) and (ii), without regard to the proviso.

     5.3  Division I Cash Flow From Capital Events.  Subject to Article XIII
          ----------------------------------------
(that is, other than in liquidation of a Partner's Interest in the Partnership as provided in Section 13.4(a)), Division I Cash Flow from Capital Events shall, unless otherwise agreed by the Partners, be applied or distributed on each Distribution Date as follows:

          (a) until the Preferred Return has been reduced to zero (or will be reduced to zero through the application of funds on deposit in the Escrow Account):

              (i)  to deposit 46.4% in the Escrow Account; and

              (ii) to distribute 53.6% to ESCA;

          (b) after the Preferred Return has been reduced to zero, 46.4% to New CLOC and 53.6% to ESCA.

     5.4  Division II Cash Flow From Capital Events.  Subject to Article XIII
          -----------------------------------------
(that is, other than in liquidation of a Partner's Interest in the Partnership as provided in Section 13.4 (a)), Division II Cash Flow from Capital Events shall, unless otherwise agreed by the Partners, be applied or distributed on each Distribution Date as follows:

          (a) until the Preferred Return has been reduced to zero (or will be reduced to zero through the application of funds on deposit in the Escrow Account):

              (i)  to deposit 46.4% in the Escrow Account; and

              (ii) to distribute 53.6% to ESCA;

          (b) after the Preferred Return has been reduced to zero, 46.4% to New CLOC and 53.6% to ESCA.

     5.5  Characterization of Escrow Account Deposits and Payments.  For tax and
          --------------------------------------------------------
accounting purposes, (a) all amounts deposited in the Escrow Account pursuant to Sections 5.1 (a), 5.2 (a), 5.3 (a) and 5.4 (a) shall be deemed to have been distributed by the Partnership to New CLOC and to have been distributed as a dividend by New CLOC to the Managing Partner, (b) the Managing Partner shall be deemed to have directed the Partnership to make the deposits in the Escrow Account on behalf of the Managing Partner, and (c) any payments from the Escrow Account shall be deemed to have been made by the Managing Partner.

     5.6  Intentionally Deleted.

                                  ARTICLE VI

                                  ALLOCATIONS

     6.1   Allocation of Net Profit and Net Loss.
           -------------------------------------

           (a) The Net Profit or Net Loss of the Partnership which is attributable to the Turbine 1 Project (exclusive of other items of income, gain, loss, deduction or credit that are otherwise allocated under this Article VI) shall be allocated to and among the Partners in the same manner that Division I Cash Flow from Operations is (or would have been had there been Division I Cash Flow from Operations) distributed under the provisions of Section 5.1.

           (b) The Net Profit or Net Loss of the Partnership which is attributable to the Turbines 2 and 3 Project (exclusive of other items of income, gain, loss, deduction or credit that are otherwise allocated under this
Article VI) shall be allocated to and among the Partners in the same proportion that Division II Cash Flow from Operations is (or would have been had there been Division II Cash Flow from Operations) distributed to them under the provisions of Section 5.2.

     6.2   Allocation of Net Gain and Net Loss from Capital Events.
           -------------------------------------------------------

           (a) The net Book gain (Book gain in excess of Book loss) of the Partnership from Division I Capital Events, and the net Book loss (Book loss in excess of Book gain) of the Partnership from Division I Capital Events, shall be allocated to and among the Partners in the same manner that Division I Cash Flow from Capital Events is (or would have been had there been Division I Cash Flow from Capital Events) distributed under the provisions of Section 5.3.

           (b) The net Book gain (Book gain in excess of Book loss) of the Partnership from Division II Capital Events, and the net Book loss (Book loss in excess of Book gain) of the Partnership from Division II Capital Events, shall be allocated to and among the Partners in the same manner that Division II Cash Flow from Capital Events is (or would have been had there been Division II Cash Flow from Capital Events) distributed under the provisions of Section 5.4.

     6.3   Allocation of Depreciation.
           --------------------------

           (a) Book depreciation of the Partnership from the Turbine 1 Project shall be allocated to and among the Partners in the same manner that Division I Cash Flow from Capital Events is (or would have been had there been Division I Cash Flow from Capital Events) distributed under the provisions of Section 5.3.

           (b) Book depreciation of the Partnership from the Turbines 2 and 3 Project shall be allocated to and among the Partnership in the same manner that Division II Cash Flow from Capital Events is (or would have been had there been Division II Cash Flow from Capital Events) distributed under the provisions of Section 5.4.

     6.4   Allocation of Depletion.  Book percentage depletion of the
           -----------------------
Partnership and/or Book cost depletion of the Partnership shall be allocated to and among the Partners as follows:

           (a) Book percentage depletion for the Turbine 1 Project shall be allocated to and among the Partners in the proportions in which the Partners are allocated the related "gross income from the property" for the same applicable accounting period. Unless otherwise required, Book percentage depletion and the related "gross income from the property" for the Turbine 1 Project shall be allocated to and among the Partners in the same manner that Division I Cash Flow from Operations is (or would have been had there been Division I Cash Flow from Operations) distributed under the provisions of Section 5.1.

           (b) Book percentage depletion for the Turbines 2 and 3 Project shall be allocated to and among the Partners in the proportions in which the Partners are allocated the related "gross income from the property" for the same applicable accounting period. Unless otherwise required, Book percentage depletion and the related "gross income from the property" for the Turbines 2 and 3 Project shall be allocated to and among the Partners in the same manner that Division II Cash Flow from Operations is (or would have been had there been Division II Cash Flow from Operations) distributed under the provisions of
Section 5.2.

           (c) Book cost depletion for the Turbine 1 Project shall be allocated to and among the Partners in the proportions in which the Partners are allocated the related "adjusted cost basis of the property" used to compute cost depletion. Unless otherwise required, the Book cost depletion and the related "adjusted cost basis of the property" for the Turbine 1 Project shall be allocated to and among the Partners in the same manner that Division I Cash Flow from Operations is (or would have been had there been Division I Cash Flow from Operations) distributed under the provisions of Section 5.1.

           (d) Book cost depletion for the Turbines 2 and 3 Project shall be allocated to and among the Partners in the proportions in which the Partners are allocated the related "adjusted cost basis of the property" used to compute cost depletion. Unless otherwise required, the Book cost depletion and the related "adjusted cost basis of the property" for the Turbines 2 and 3 Project shall be allocated to and among the Partners in the same manner that Division II Cash Flow from Operations is (or would have been had there been Division II Cash Flow from Operations) distributed under the provisions of Section 5.2.

     6.5   Allocation of Intangible Drilling and Development Costs.  The Book
           -------------------------------------------------------
deduction for intangible drilling and development costs of the Partnership shall be allocated to and among the Partners as follows:

           (a) Intangible drilling and development costs for the Turbine 1 Project paid from additional Capital Contributions shall be allocated 100% to the Partner from whom the additional Capital Contributions for the deductible items were received, effective from and after July 1, 1988.

           (b) Intangible drilling and development costs for the Turbines 2 and 3 Project paid from additional Capital Contributions to the Turbines 2 and 3 Project shall be allocated 100% to the Partner from whom the additional Capital Contributions for the deductible items were received.

           (c) Intangible drilling and development costs for the Turbine 1 Project paid from funds borrowed by the Partnership shall be allocated among the Partners in the same manner that Division I Cash Flow from Capital Events is distributed under the provisions of Section 5.3.

           (d) Intangible drilling and development costs for the Turbines 2 and 3 Project paid from funds borrowed by the Partnership shall be allocated among the Partners in the same manner that Division II Cash Flow from Capital Events is distributed under the provisions of Section 5.4.

     6.6   Allocations For Tax Purposes.
           ----------------------------

           (a) All items of Partnership income, gain, loss, and deduction for federal and state income tax purposes shall be allocated to and among the Partners in the same manner that the corresponding Book items of the Partnership are allocated in Sections 6.1 through 6.5, except as otherwise provided in Code
Section 704(c) and Regulation Section 1.704-1(b)(4)(i).

           (b) For purposes of Regulation Section 1.46-3(f)(2)(ii) concerning the allocation of the adjusted tax basis of property for purposes of tax credits allowable under Code Section 38, the adjusted tax basis of the Turbine 1 Project shall be allocated in the same manner that Division I Cash Flow from Capital Events is distributed under the provisions of Section 5.3, and the adjusted tax basis of the Turbines 2 and 3 Project shall be allocated in the same manner as Division II Cash Flow from Capital Events is distributed under the provisions of
Section 5.4.

           (c) In the event that the Partnership has taxable income that is characterized as ordinary income by reason of the recapture provisions of the Code, each Partner's allocation of taxable gain from the sale or exchange of Partnership assets (to the extent possible) shall include a proportionate share of the recapture income equal to the Partner's (and his predecessors in interest's) share of prior cumulative depreciation, cost recovery or other deductions for the applicable Project with respect to the assets which gave rise to the recapture income (but not to exceed the amount of gain allocated to each Partner).

     6.7   Intentionally Deleted.

     6.8   Regulatory and Curative Allocations.
           -----------------------------------

           (a) Notwithstanding the foregoing provisions of this Article VI, the Partnership shall allocate items of book income and gain in a manner that constitutes a "minimum gain chargeback" as described in Section 1.704-2 of the Treasury Regulations and the term "minimum gain" shall have the meaning assigned to it therein. Determinations of each Partner's share of minimum gain shall be made in accordance with Section 1.704-2 of the Treasury Regulations. In addition, "partner nonrecourse deductions" shall be allocated to the Partners bearing the risk of loss with respect to such deductions in accordance with
Section 1.704-2 of the Treasury Regulations.

           (b) The Partners acknowledge and ratify the following modifications to the provisions of this Article VI that were adopted pursuant to discussions among the Partners and the Partnership accountants:

               (i) For purposes of allocating income with respect to each year, distributions are to be taken into account on the day in which they occur, and the effective profit and loss percentages shall be determined as of each date such distributions occur;

               (ii) The following items are allocated in the ratios that apply to Capital Events cash flow: depreciation, write-offs of plant and well capital costs, fees paid to Southern California Edison related to transmission lines, and alternative minimum tax adjustments and preferences associated with property, plant and equipment; and

               (iii) The initial capital contributions of the Partners are determined by reference to the generally accepted accounting principle financial statement figures for such capital contributions.

          (c) As stated in Treasury Regulations Section 1.704-1(b)(4)(i), when any property of the Partnership is reflected in the Capital Accounts of the Partners and on the books of the Partnership at a book value that differs from the adjusted tax basis of such property, then certain book items with respect to such property will differ from certain tax items with respect to that property. Since the Capital Accounts of the Partners are required to be adjusted solely for allocation of the book items, the Partners' shares of the corresponding tax items are not independently reflected by adjustments to the Capital Accounts. These tax items must be shared among the Partners in a manner that takes account of the variation between the adjusted tax basis of the applicable property and its book value pursuant to or in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Partnership are taken into account in determining the Partners' share of tax items under Code Section 704(c). In making allocations of tax items of the Partnership, the Partnership shall comply with the foregoing principles.

          (d) The Partners intend that the allocation of items of income, gain, loss, deduction and credit pursuant to this Agreement result in Capital Account balances that achieve the economic sharing provisions reflected in Article V, as amended. Notwithstanding any other provisions contained herein, allocations of income, gain, loss and deductions shall be applied and amended by the Managing Partner as necessary to produce such result, including special allocations of gross income and gross deductions and amendment of prior tax returns. This
Section 6.8(d) shall control notwithstanding any reallocation of income, loss or items thereof by the Internal Revenue Service or other taxing authority.


                                  ARTICLE VII

                        RIGHTS, DUTIES, LIABILITIES AND
                     COMPENSATION OF THE MANAGING PARTNER

     7.1  General.
          -------

          (a) Except as otherwise provided in this Agreement, the Managing Partner shall be responsible for the conduct of the business of the Partnership and for Resource Operations. The Managing Partner shall devote to the business affairs of the Partnership such time and effort as the Managing Partner may from time to time deem necessary. Pursuant to that certain Operations and Maintenance Agreement, made and entered into by the Partnership, COC and FPLE, dated as of the date hereof, and that certain Field Operations and Maintenance Agreement, executed by COC and the Partnership, dated as of the date hereof (FPLE and COC are individually and collectively referred to herein as "Operator") as either may be amended, COC shall act as Operator, provided, however, that certain field and maintenance operations shall be performed by FPLE.

          (b) The Managing Partner and COC, in its capacity as the Operator, shall be subject to all directives of the Management Committee with respect to the performance of their respective duties hereunder, and shall be liable to the Partnership for all damages, losses and expenses incurred by the Partnership as a result of noncompliance with such directives.

     7.2  General Rights and Powers of Managing Partner.  Except as otherwise
          ---------------------------------------------
provided herein, including the provisions of Article VIII:

          (a) The management and control of the day-to-day business and affairs of the Partnership shall rest with the Managing Partner, which shall have such rights and powers as are necessary, advisable or convenient to the discharge of its duties under this Agreement and to the management of the business affairs of the Partnership in furtherance of the purposes of the Partnership as set forth in Article III.

          (b) In furtherance of the purposes of the Partnership as set forth in
Article III of this Agreement, the Managing Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its reasonable judgment, are necessary, proper or desirable to carry out its duties and responsibilities hereunder, including, but not limited to, the following: from time to time to incur all reasonable expenditures pursuant to the Budget; to employ and dismiss from employment any and all employees, agents, contractors, brokers, attorneys and accountants except for the partnership's auditor; to create, by grant or otherwise, easements and servitudes; to borrow money up to an aggregate principal amount of $100,000 at any time outstanding; and to execute, acknowledge and deliver any and all contracts, agreements or other instruments to effectuate any and all of the foregoing. Subject to the direction of the Management Committee, the Managing Partner shall be responsible for the following:

              (i) maintain and protect the assets of the Partnership and the interests of the Partners;

              (ii) obtain such consultants, technicians, agents, and contractors as it deems may be required for Project operations;

              (iii) make all reports and disburse funds in accordance with the Budget for all payments required under this Agreement with respect to Project operations and under all agreements, permits, authorizations, and other rights relating thereto;

              (iv) submit the Budget, cost projections and any other budgets for Project operations to the Management Committee;

              (v) keep full and accurate records and accounts of the transactions entered into by it on behalf of the Partnership;

              (vi) do all such acts and things and conduct all such steps as may reasonably be necessary or advisable in its judgment for the efficient and economical conduct of Project operations; and

              (vii) secure adequate and reasonable insurance (to the extent possible and with the Partners and Partnership as named insureds) covering those insurable risks with respect to the Partnership and Partnership operations that can be insured at reasonable costs, including risk of personal injuries to or deaths of employees or others, risks of fire, and all other risks ordinarily insured against in similar operations, and adjust losses and claims pertaining to or arising out of such insurance. To the extent possible, and to the extent not inconsistent with requirements of lenders to the Partnership, or as determined by the Management Committee, the Partnership shall maintain the following insurance:

                     (1) Worker's Compensation Insurance covering all employees of the Partnership employed in, on or about the business premises, Turbine 1 and Turbines 2 and 3 to provide statutory benefits as required by the laws of California;

                     (2) Policies of insurance on standard insurance Service Office forms with commercial insurers acceptable to the Management Committee providing comprehensive commercial general liability coverage and comprehensive commercial automotive liability coverage. Said policies shall cover generally all liabilities which might arise under, or in the performance or nonperformance of, this Agreement, including but not limited to products liability/completed operations coverage, for the Partnership, the Partners and their respective parents, subsidiaries or affiliated entities and each of their officers, directors, employees, or agents (hereinafter in this subsection (2) collectively called the "Insureds"). The policy shall also contain a blanket broad form contractual endorsement and a severability of interest clause. The Insureds shall be designated as a named insured, and the policies shall be endorsed to be primary to any insurance which may be maintained by or on behalf of the Partners and their parents, affiliates and their respective officers, directors or employees. The policies shall have limits of liability agreeable to the Management Committee.

                     In the event that the policies are on a "claims made" basis, the retroactive date of the policies shall be July 7, 1987 for the Turbine 1 Project and July 13, 1988 for the Turbines 2 and 3 Project. Furthermore, if the policy is on a "claims made" basis, the Managing Partner's responsibility to maintain such coverage shall survive the termination of this Agreement until the expiration of the maximum statutory period of limitations in the State of Florida and any jurisdiction where the Partnership has property for actions based in contract or in tort; if coverage is on an "occurrence" basis, such insurance shall be maintained by the Managing Partner during the entire term of this Agreement. The policy shall not be canceled or materially altered without at least 30 days' written notice to each Partner and the Partnership.

                     (3) A program of property insurance with limits and coverages as agreed by the Management Committee, insuring risks of physical loss or damage, including without limitation, boiler and machinery exposures, loss or damage to any equipment, or to Partnership property. The Managing Partner shall with the assistance of the Management Committee undertake or make provisions to investigate and settle any claim against third parties or insurers as a result of property damage to Partnership property. With respect to any claim against insurance procured pursuant to this Section the Managing Partner shall, at its discretion with the cooperation and assistance of the Partners, pursue any right of subrogation on behalf of the Partners or the applicable insurer.

     7.3  Expenses.  The Partnership shall reimburse the following expenses of
          --------
the Partnership incurred by either of the Partners, limited to the amounts set forth in the applicable Budget approved in accordance with Section 7.4:

          (a) All organization fees and expenses of the Partnership;

          (b) The actual costs of goods and materials used by or for the Partnership by the Managing Partner, any subcontractors or the Partnership;

          (c) All employee time and costs and related overhead of the Managing Partner attributable to the business of the Partnership;

          (d) All operational expenses of the Partnership that may be paid by the Managing Partner pursuant to the terms hereof, including, without limitation, the following: obligations related to Division I Assigned Rights and Division II Assigned Rights; all costs of borrowed money paid to lenders; taxes and assessments on Partnership assets and other taxes applicable to the Partnership; legal, accounting, appraisal, audit and brokerage fees; fees and expenses paid to independent consultants or insurance brokers; and

          (e) All accounting, documentation, professional and reporting expenses of the Partnership paid or to be paid to any person, including, without limitation, the following: preparation and documentation of Partnership accountings and audits; preparation and documentation of Partnership state and federal tax returns; expenses of revising, amending, converting, modifying, or terminating this Agreement or the Partnership; costs incurred in connection with any litigation in which the Partnership is involved as well as any examination, investigation or other proceedings conducted by any regulatory agency with respect to the Partnership, including legal and accounting fees incurred in connection therewith; costs of any computer equipment or services used for or by the Partnership; the costs of preparation and dissemination of informational material and documentation relating to a potential sale of Partnership Interests to third parties or relating to a potential acquisition, sale, financing or refinancing of Partnership assets; and all other expenses due to any Person in connection with the maintenance and operation of the Partnership.

     7.4  Budgets, Mechanism for Reimbursements.
          -------------------------------------

          (a) The Managing Partner shall prepare the Budget for the Partnership, which shall include a capital expenditure budget and an annual budget for Partnership operations. The Budget shall be presented to the Management Committee for approval no later than ninety (90) days prior to the beginning of the calendar year to which such Budget relates. Once the Budget has been approved by the Management Committee, the Managing Partner may pay all Partnership expenses, reimburse itself for expenditures permitted by Section 7.3, and otherwise apply all available Partnership funds in accordance with the approved Budget. If all or any portion of a proposed Budget is not approved by the Management Committee, the Managing Partner shall have the right to retain Sandwell Corporation or, upon prior written notice to the other Partners, other independent engineering firm not objected to in writing by the other Partners within ten (10) days after receipt of the Managing Partner's designation of such other firm to review the proposed budget. If such independent engineering firm certifies that the proposed budget is reasonably designed to permit the Managing Partner to operate and maintain a project of the type of the Combined Project and to maximize revenues and net income to the Partnership, such proposed budget shall be deemed to be the Budget. If the independent engineering firm fails to provide such certification prior to the commencement of the subject budget year, the Budget shall be the same as in the immediately preceding year, adjusted for inflation in accordance with the national Consumer Price Index. The Managing Partner shall be liable to the Partnership for all payments found to be in noncompliance with an approved Budget (including, without limitation, any Budget that is deemed to be approved pursuant to the two immediately preceding sentences) except for any such payment as may be ratified by the Management Committee or otherwise expressly permitted under this Agreement without Management Committee approval.

          (b) Subject to the approval of the Management Committee, the reasonable costs incurred by the Partners in connection with matters to be considered by the Management Committee as well as any other activities of the Partners assigned to such Partners by the Management Committee shall be reimbursed by the Partnership in accordance with the amounts set forth in the applicable Budget approved in accordance with Section 7.4(a).

     7.5  Third Party Reliance.  Any person dealing with the Partnership as to
          --------------------
any matter with respect to which the Managing Partner is granted authority hereunder may rely solely on written advice from the Managing Partner as to any matter relating to this Agreement, as to compliance herewith and as to the authority of the Managing Partner to act on behalf of the Partnership, and as between the Partnership or the Managing Partner, on the one hand, and such other person, on the other hand, the facts stated in such written advice from the Managing Partner will be conclusive and binding on the Partnership and the Managing Partner.

                                 ARTICLE VIII

                           MANAGEMENT OF PARTNERSHIP

     8.1  Management Committee.  Subject to requirements of the Act or other
          --------------------
applicable law the business operations of the Partnership shall be overseen by a Management Committee, consisting of two delegates appointed by New CLOC and two delegates appointed by ESCA. New CLOC and ESCA shall each be fully empowered to substitute for its own delegates and to appoint alternates. The decision of the Management Committee shall be required for all actions set forth in Section 8.4.

     8.2  Meetings.  The Partnership shall hold Meetings to transact all
          --------
Partnership business for which a meeting or a vote of the Partners is required by the Act. Each Partner shall send two delegates to each Meeting. Each Partner may substitute or change delegates at will, and shall notify the other Partner of the names of such delegates prior to each Meeting.

     8.3  Procedures.  Management Committee Meetings and Partnership Meetings
          ----------
shall occur and be conducted pursuant to the following procedures:

          (a) The Partnership and the Management Committee shall hold a Meeting on the second Tuesday of January, April, July and October of each year and on such other dates as shall be called by a Partner on written notice of not less than fifteen (15) business days given by the calling party to all Partners. All meetings shall, unless otherwise waived by at least three delegates, be preceded by no less than fifteen (15) business days by an agenda and supporting documentation provided by the calling Partner (or by the Managing Partner for regular meetings), describing, in reasonable detail, the issues to be presented to the Management Committee for voting. Meetings shall be held at the Managing Partner's office and begin at 10:00 A.M. unless another time or place is agreed to.

          (b) A quorum of three (3) delegates (including alternates to delegates not present) must be present to convene a Meeting and/or vote on Partnership or Management Committee matters.

          (c) All votes on Partnership or Management Committee action shall require a favorable vote of at least a majority of the delegates comprising the quorum present at the Meeting; provided, however, that said favorable vote must be composed of at least one favorable vote by a delegate representing New CLOC and one favorable vote by a delegate representing ESCA.

          (d) Action by the Partnership and the Management Committee may be taken at any time without a meeting upon the written consent of at least three
(3) delegates after proper advance written notice is given to all delegates setting forth in detail the action which is proposed to be taken by the Partnership or Management Committee.

          (e) In any event, delegates may vote at a meeting or by a letter, telex, telegram, or other written communication addressed to the other delegates or by telephone confirmed subsequently in writing.

          (f) The Partnership and the Management Committee may also take action by vote of at least three (3) delegates given by the telephone and subsequently confirmed in writing to all delegates. The notice provision in Section 8.3(a) shall apply also to such vote by telephone, provided, however, that vote may be taken without notice, if in the reasonable opinion of the three delegates so voting, there exists an emergency situation precluding such advance notice, and that all reasonable efforts have been made to notify all Partners of the emergency and the vote.

          (g) Minutes shall be prepared for all Meetings, and shall be approved by the Partners or the Management Committee, as applicable, prior to being entered into the permanent minute book maintained by the Managing Partner for the Partnership.

     8.4  Limitations on Authority of Managing Partner.  The Managing Partner
          --------------------------------------------
shall have no authority to do any act prohibited by law, nor shall the Managing Partner, without the consent of the Management Committee, have any authority to:

          (a) Permit any creditor who makes a loan to the Partnership to take, as a condition of making such loan, any direct or indirect interest in the profits, capital, assets or property of the Partnership other than as a secured creditor;

          (b) Sell or lease the Partnership's rights in commercial geothermal wells, power plants and other substantial assets owned by the Partnership;

          (c) make or amend contracts for the sale of electricity;

          (d) Terminate, liquidate and wind up the Partnership, except upon the occurrence of an event which, under the Act, dissolves or terminates the Partnership;

          (e) Approve and establish procedures and ongoing review of all budgets and the budget process, including each Budget;

          (f) Change the Partnership's auditor;

          (g) Create, incur, or assume any indebtedness for borrowed money other than in the ordinary course of Partnership business or create, incur, or assume any indebtedness in aggregate principal amount at any time outstanding greater than $100,000;

          (h) Obtain refinancing or replacements of any mortgages or other security instruments related in any way to any Partnership property, or repay in whole or in part, refinance, recast, modify, consolidate or extend any of the terms of any indebtedness owed by the Partnership or affecting all or any portion of any Partnership property;

          (i) Modify, amend or waive any provision of any material agreement to which the Partnership is a party;

          (j) Acquire, amend or terminate any geothermal leases;

          (k) Select or discharge the person employed as the Project Manager of the Combined Project;

          (l) Engage and discharge outside consultants, construction contractors, engineers or similar entities or professionals, including contracts with third party Project operators in connection with work to be performed by or for the benefit of the Partnership in instances where the estimated or incurred cost of said work exceeds $100,000; excluding, however, contracts for drilling of wells and all related supplies and equipment, provided the estimated costs of such contracts do not exceed the amounts budgeted for such items in an approved Budget; further provided that any contract between the Partnership and the Operator, the Managing Partner or any of their affiliates must have the approval of the Management Committee;

          (m) All other functions for which Partnership approval is required by applicable law or for which Management Committee approval is required by this Agreement;

          (n) (i) do any act in contravention of this Agreement or not in furtherance of the purposes of the Partnership set forth in Article III; (ii) do any act which would make it impossible to carry on the ordinary business of the Partnership; (iii) confess a judgment against the Partnership; (iv) possess Partnership property or assign rights in specific Partnership property, for other than a Partnership purpose; (v) change or reorganize the Partnership into any other legal form; or (vi) admit a person as a Partner, except as provided in this Agreement.

          (o) Issue any Additional Notes pursuant to Section 8.06 of the Indenture.

          Notwithstanding anything to the contrary set forth herein, the Managing Partner shall have the authority, without the approval of the Management Committee, to administer the definitive documents entered into by the Partnership in accordance with and as generally described in the Offering Circular, including any amendments, waivers, extensions, indulgences, minor adjustments, or other loan administration matters with respect to such documents (other than amendments materially affecting the Partnership or any Partner).

     8.5  Project Manager.  The Project Manager shall be the on-site senior
          ---------------
manager responsible for the day-to-day management of the Combined Project. The Project Manager shall report regularly to the Management Committee. He shall be employed by the Managing Partner on terms and conditions approved by the Management Committee, and subject to periodic review and change. The Project Manager may be terminated with or without cause by the vote of two delegates to the Management Committee.

                                  ARTICLE IX

                   REPRESENTATIONS AND COVENANTS OF PARTNERS

     9.1  Representation of Partners.  Each Partner represents to each other
          --------------------------
Partner that it is an entity duly organized and validly existing under the laws of its jurisdiction of organization, and qualified to do business in the State of California, that all action required by such Partner to authorize that Partner to enter into this Agreement has been taken, and that this Agreement is a binding agreement of that Partner, enforceable in accordance with its terms.

     9.2  Covenants of Partners.  Each Partner covenants that it will not
          ---------------------
engage in any business or in any other activities other than performing its obligations under this Agreement to the extent such business or other activities are otherwise not permitted by agreements between the Partnership and financing entities.


                                   ARTICLE X

                     ASSIGNMENTS OR TRANSFERS OF INTERESTS

     10.1 Assignments.  Subject to compliance with applicable federal and state
          -----------
securities laws, and subject to Section 4.3(b), a Partner may transfer all or a portion of his Interest in the Partnership, by an executed and acknowledged written instrument, only with the consent of the Management Committee. Subject to compliance with applicable federal and state securities laws, assignments will be recognized by the Partnership as effective only on the first day of the calendar month following the receipt by the Partnership of written notice of the assignment. The Partnership may charge the assigning or transferring Partner and any Partner requesting a change of name, type of ownership, etc., a fee not to exceed the expenses, including actual legal expenses, incurred in effecting the assignment or transfer of his interest in the Partnership or other change in the records of the Partnership.

     10.2 Substituted Partners.  No assignee of the whole or any portion of a
          --------------------
Partner's Interest in the Partnership shall have the right to become a substituted Partner in the place of his assignor unless all of the following conditions are satisfied:

          (a) The fully executed and acknowledged written instrument of assignment that has been filed with the Partnership sets forth the intention of the assignor that the assignee become a substituted Partner in his place;

          (b) The assignor and assignee execute and acknowledge such other instruments as the Management Committee may deem necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement, the form and content of which shall be provided by the Management Committee;

          (c) Any transfer fee and legal expenses, if any, referred to in paragraph (a) above required to be paid shall have been paid;

          (d) The transfer shall not be in violation of any applicable federal or state securities laws, including the Securities Act of 1933, as amended, it being understood and agreed that the Management Committee may require as a condition of such transfer that the Partnership be furnished with an appropriate opinion of counsel to the foregoing effect, which counsel and opinion shall be satisfactory to the Management Committee; and

          (e) The Management Committee has consented to the assignment (which consent may be granted or withheld at the sole discretion of the Management Committee).

     10.3 Management Committee Option.  The Management Committee may elect to
          ---------------------------
treat an assignee who has not become a substituted Partner as a substituted Partner in the place of his assignor should it deem, in its sole discretion, that such treatment is in the best interest of the Partnership for any of its purposes or for any of the purposes of this Agreement.

     10.4 Amendment of Agreement.  The Managing Partner will be required to
          ----------------------
prepare an amendment to this Agreement for signature by the Partners to reflect the substitution of Partners. Until this Agreement is so amended, an assignee shall not become a substituted Partner.

     10.5 Insolvency.  Upon the bankruptcy, insolvency, dissolution, or other
          ----------
cessation to exist as a legal entity of a Partner not an individual, the authorized representative of such entity shall have all the rights of a Partner for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to constitute a successor as an assignee of its interest in the Partnership and to join with such assignee in making application to substitute such assignee as a Partner.

     10.6 Special Restrictions Relating to Non-U.S. Persons.  Each transferee of
          -------------------------------------------------
an Interest shall certify whether or not such transferee is a U.S. person. Such certifications shall be made on the transfer application required to be submitted pursuant to Section 10.2. Each Partner shall notify the Managing Partner if it becomes a non-U.S. person within 30 days of such change. Prior to a disposition of a "United States Real Property Interest," as defined in Code
Section 897,
or a distribution pursuant to a disposition of a "United States Real Property Interest," each Partner shall, if requested to do so by the Managing Partner, certify as a to its U.S. person status.

     10.7  Amendments in Respect of Transfers; Admission of Partners; Etc.  The
           ---------------------------------------------------------------
Managing Partner, at the discretion of the Management Committee, shall amend any Partnership document listing the Partners from time to time to reflect and the admission, substitution or withdrawal of Partners, provided that such documents shall be amended no less often than quarterly. No such admission, substitution or withdrawal shall be effective until all appropriate Partnership documents are so amended.


                                  ARTICLE XI

                           LOANS TO THE PARTNERSHIP

     11.1  Authority to Borrow.  Subject to the approval of the Management
           -------------------
Committee and to the limitations elsewhere provided in this Agreement, the Partnership may from time to time borrow such amounts from such persons (including the Managing Partner or any other Partner and its affiliates) on such security and payable on such terms as the Managing Partner may determine.

     11.2  Loans from Partners.  If a Partner shall, with the prior consent of
           -------------------
the Management Committee, make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not increase the applicable Capital Account of the lending Partner or entitle such lending Partner to any increase in his share of the distributions of the Partnership or result in his having any greater share of Partnership allocations of Net Profit and Net Loss. The amount of any such loan or advance shall be a debt due from the Partnership to such lending Partner, repayable upon such terms and conditions and bearing interest at such rates as shall be mutually agreed upon by the lending Partner and the Management Committee, and such loan or advance may, subject to approval of the Management Committee, be secured by a mortgage, deed of trust, pledge, security interest or other lien in or on any, all or substantially all of the properties and other assets of the Partnership.


                                  ARTICLE XII

                          BOOKS, RECORDS AND REPORTS

     12.1  Books.  The Partnership, at its expense, shall maintain books and
           -----
records for the Partnership at the Managing Partner's designated office, and all Partners shall have the right to inspect and examine such books and records, and to copy them (at their own expense), but only for a valid business purpose related to the conduct of the Partnership's business, upon reasonable notice and during regular business hours.

     12.2  Reports.  The Partnership shall cause to be prepared and delivered
           -------
to Partners, at its expense, the following reports (all unaudited reports to be certified by the Chief Financial Officer of the Managing Partner):

          (a) Within 60 days after the end of the first three quarterly periods of the Partnership's fiscal year, a quarterly report containing the following:

               (i)    A balance sheet, which may be unaudited;

               (ii) A statement of income for the three-month period then ended, and for the year to date at such quarter end, which may be unaudited;

               (iii) A statement of changes in financial position for the three-month period then ended, and for the year to date at such quarter end, which may be unaudited;

               (iv) Other pertinent information regarding the Partnership and its activities during the three-month period covered by the report; and

               (v) A statement setting forth in reasonable detail the services rendered by the Managing Partner to the Partnership and the amounts charged for those services, and the Managing Partner shall provide such further detailed information as any Partner may reasonably request.

          (b) Within 75 days after the end of each fiscal year of the Partnership, all information concerning the Partnership reasonably necessary for the preparation of the Partners' federal and state income tax returns.

          (c) Within 45 days after the end of each fiscal year of the Partnership, an annual report containing (i) a balance sheet as of the end of its fiscal year and statements of income, Partners' equity and changes in financial position, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied and accompanied by an auditor's report containing to the extent available an unqualified opinion of an independent certified public accountant; (ii) a report of the activities of the Partnership during the period covered by the report.

          (d) Within 27 days after the end of each fiscal year of the Partnership, unaudited versions of the financial statements described in 12.2(c).

          (e) Copies of any documents delivered to any institution providing financing to the Partnership pursuant to the requirements of any Partnership loan documents.

     12.3  Accounting Decisions.  Except as otherwise provided in this
           --------------------
Agreement all decisions as to accounting matters shall be made by the Managing Partner as directed by the Management Committee.

     12.4  Income Tax Elections and Proceedings.
           ------------------------------------

           (a) The Management Committee shall direct the Managing Partner to make such elections under the tax laws of the United States, the several States and other relevant jurisdictions as to the treatment of the Partnership's items of income, gain, loss, deduction and credit and as to all other relevant matters as it reasonably believes necessary, appropriate or desirable.

           (b) In the event the Partnership is subject to administrative or judicial proceedings for the assessment and collection of deficiencies for federal, state or local taxes or for the refund of overpayments of federal, state or local taxes arising out of a Partner's distributive share of the tax items of the Partnership, the Managing Partner shall act as, and shall have all the power and duties assigned to, the "tax matters partner" under Code Sections 6221-6232 and the Regulations thereunder. The Partners agree to perform all acts necessary under Code Section 6231 and the Regulations thereunder to designate the Managing Partner as the "tax matters partner."

           (c) No Partner shall, on such Partner's federal or state income tax return, treat any "partnership item" (as defined in Code Section 6231(a)(3) and the Regulations thereunder) in a manner which is inconsistent with the treatment of such "partnership item" on the Partnership's return without first submitting its proposed treatment to the other Partner for its advance review.

           (d)  Bank Accounts.  The Managing Partner may designate from time to
                -------------
time those persons authorized to execute checks and other items on the Partnership bank accounts. The funds of the Partnership shall not be commingled with the funds of any other person. The Managing Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the Managing Partner's possession or control, and it shall not employ, or take actions to permit another to employ, such funds or assets in any manner except as provided in this Agreement.

           (e) The Managing Partner shall make an election, solely for purposes of Code Section 614(b)(3), to make a pooling agreement with respect to the Turbine 1 Project Area and the Turbines 2 and 3 Project Area, unless otherwise directed by the Management Committee.

                                 ARTICLE XIII

            DISSOLUTION AND TERMINATION OF THE PARTNERSHIP AND THE LIQUIDATION OF A PARTNER'S INTEREST IN THE PARTNERSHIP

     13.1  Dissolution.  Only the happening of any one of the following events
           -----------
shall dissolve the Partnership:

           (a)  The expiration of the Term of the Partnership;

           (b) The expiration of 60 days after the Partnership's election to dissolve the Partnership (provided that no Partner shall, without such approvals as may be required from lenders providing financing to the Partnership in accordance with the relevant loan or financing agreements, seek the dissolution of the Partnership);

           (c) The entry of a decree of judicial dissolution of the Partnership pursuant to the Act; or

           (d) The occurrence of any event that would cause the dissolution of the Partnership under the Act or that would make it unlawful for the business of the Partnership to be continued.

     13.2  Distributions in Liquidation of the Partnership and in Liquidation
           ------------------------------------------------------------------
of a Partner's Interest in the Partnership:
------------------------------------------

           (a) In the event of a distribution in connection with the liquidation of the Partnership, the occurrence of which is described in Section 13.4(b), the Partnership shall apply and distribute the proceeds from the liquidation of the assets of the Partnership and collection of the receivables of the Partnership, together with assets distributed in kind, to the extent sufficient therefor, in the following order of priority:

                (i) First, to the payment and discharge of all liabilities, obligations and debts of the Partnership and the expenses of liquidation, paid in the order then required by California law;

                (ii) Second, to the creation and setting up of any reserves which the Management Committee may deem necessary, appropriate or desirable for any future, contingent or unforeseen liabilities, obligations or debts of the Partnership which are not yet payable or have not yet been paid. The Partnership may pay, but is not obligated to pay, such reserves to an independent escrow holder designated by the Management Committee, to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities, obligations and debts and, at the expiration of such period as the Management Committee shall deem necessary, advisable or desirable, to distribute the balance thereafter remaining in the manner hereinafter provided;

                (iii) Third, to the payment and discharge of all of the liabilities, obligations and debts of the Partnership owing to Partners, but if the amount available for payment is insufficient, then pro rata in accordance with the amount of those liabilities, obligations and debts; and

                (iv) Finally, to the Partners with positive Capital Accounts, in accordance with their respective Capital Accounts after taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs (other than those made pursuant to this Section 13.2, or Section 13.3).

           (b) Except as otherwise provided in Regulation Section 1.704-1(b)(2)(ii)(b), a distribution to a Partner in liquidation of such Partner's interest in the Partnership (as described in Section 13.4(c)), but other than in liquidation of the Partnership (the occurrence of which is described in Section 13.4(b)), shall be in an amount equal to each Partner's Capital Account after taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs (other than those made pursuant to this Section 13.2 or Section 13.3).

           (c) For purposes of this Section 13.2, the Partnership taxable year shall be determined without regard to Code Section 706(c)(2)(A).

     13.3  Deficit Capital Account.
           -----------------------

           (a) If any Partner has a deficit balance in its Capital Account following the liquidation of such Partner's Interest in the Partnership (the occurrence of which is described in Section 13.4(a)), as determined after taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs (other than those made pursuant to this Section 13.3), such Partner must pay to the Partnership the amount of such deficit balance.

           (b) This amount shall, in the event of a distribution in connection with the liquidation of the Partnership (the occurrence of which is described in Section 13.4(b)), be paid to creditors of the Partnership or distributed to the other Partners with positive Capital Accounts in accordance with their Capital Account balances as provided in Section 13.2(a). This payment must be made no later than the end of the taxable year during such liquidation of the Partner's Interest in the Partnership occurs (or, if later, within 90 days after the date of such liquidation).

           (c) The Partners intend that the provisions of this Section 13.3, will constitute an unconditional obligation of a Partner to restore the amount of the deficit in its Capital Account, as described in Regulation Section 1.704-1(b)(2)(ii)(b)(3). The Regulations control in the case of any conflict between the Regulations and this Section 13.3.

            (d) For purposes of this Section 13.3, the Partnership taxable year shall be determined without regard to Code Section 706(c)(2)(A).

     13.4   Liquidation of the Partnership and Liquidation of a Partner &
            -------------------------------------------------------------
Interest in the Partnership.
---------------------------

            (a)  For purposes of Sections 1.10, 5.1, 5.2, 5.3, 5.4 and 13.3(a), a liquidation of a Partner's Interest in the Partnership occurs upon the earlier of (i) the date upon which there is a liquidation of the Partnership or (ii) the date upon which there is a liquidation of the Partner's Interest in the Partnership.

            (b) For purposes of Section 13.4(a) and Sections 13.2(a) and 13.3(b), the liquidation of the Partnership occurs upon the earlier of (i) the date upon which the Partnership is terminated under Code Section 708(b)(1), or
(ii) the date upon which the Partnership ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts, and distributing any remaining balance to its Partners).

            (c) For purposes of Sections 13.4(a) and 13.2(b), the liquidation of a Partner's Interest in the Partnership means the termination of a Partner's entire Interest in the Partnership by means of a distribution, or a series of distributions, to the Partner by the Partnership. A series of distributions will come within the meaning of this term whether they are made in one year or in more than one year. Where a Partner's Interest is to be liquidated by a series of distributions, the Interest will not be considered as liquidated until the final distribution has been made.

            (d) The liquidation of a Partner's Interest in the Partnership, the occurrence of which is described in Section 13.4(a), will not be delayed after the Partnership's primary business activities have been terminated for a principal purpose of deferring any distribution pursuant to Section 13.2(a)(iv), or deferring any Partner's obligation under Section 13.3.

     13.5   Time of Liquidation.  Subject to Section 13.4(d) a reasonable time
            -------------------
shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partnership to minimize to the extent it deems practicable, advisable or desirable the normal losses attendant upon a liquidation.

     13.6   Liquidation Statement.  Each of the Partners shall be furnished
            ---------------------
with a statement prepared by the Partnership, which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation. Upon the Partnership complying with the foregoing distribution plan, the Partners shall cease to be such and the Managing Partner may execute, acknowledge and cause to be filed and recorded a certificate of cancellation of the Partnership or other appropriate documents evidencing its dissolution and winding up.

                                  ARTICLE XIV

                LIMITATION OF LIABILITY OF MANAGING PARTNER AND
              INDEMNIFICATION OF THE MANAGING PARTNER AND OTHERS

     14.1  Limitation on Liability of Managing Partner.  None of the Managing
           -------------------------------------------
Partner or its officers, directors, members, shareholders, employees or agents will be liable to the Partnership or the Partners for any expense, loss or liability suffered by the Partnership or the Partners in connection with the Partnership or its activities; provided that, in the event such expense, loss or liability arose out of any action or inaction of a Managing Partner or its affiliates or such other persons, as the case may be, the foregoing shall only apply if (i) such course of conduct did not constitute gross negligence, acts of bad faith or willful misconduct, and (ii) the Managing Partner, its affiliates or such other persons, as the case may be, had previously determined in good faith that such course of conduct was in the best interests of the Partnership.

     14.2  Indemnification of the Managing Partner.
           ---------------------------------------

           (a) The Partnership shall indemnify and hold harmless the Managing Partner, and its officers, directors, members, shareholders, employees and agents (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, (including without limitation any action brought by the Project Manager for unlawful termination of employment) in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise arising out of or incidental to the business of the Partnership, including without limitation liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be the Managing Partner, or an officer, director, member, shareholder, employee or agent of the Managing Partner at the time any such liability or expense is paid, if the Indemnitee's conduct did not constitute actual fraud, willful misconduct or gross negligence and if the Indemnitee acted in a manner it reasonably believed to be in the best interests of the Partnership. The termination of any action, suit or proceeding by settlement or upon a plea of nolo contendre, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.

           (b) Reasonable expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 14.2 shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such person is not entitled to be indemnified as authorized in this Section 14.2.

           (c) The indemnification provided by this Section 14.2 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, vote of the Partners, as a matter of law or equity or otherwise, both as to action in the Indemnitee's capacity as Managing Partner, as an affiliate or as an officer, director, employee or agent of a Managing Partner or an affiliate and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

           (d) The Partnership may purchase and maintain insurance, at the Partnership's expense, on behalf of the Managing Partner and such other persons as the Management Committee shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of the Partnership and/or the Managing Partner's acts or omissions as Managing Partner of the Partnership regardless of whether the Partnership would have the power to indemnify such person against such liability under the provisions of this Agreement.

           (e) Any indemnification hereunder shall be satisfied solely out of the assets of the Partnership. No Partner shall be subject to personal liability by reason of these indemnification provisions.

           (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 14.2 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

           (g) The provisions of this Section 14.2 are for the benefit of the Indemnitees, their heirs and personal representatives, and shall not be deemed to create any rights for the benefit of any other Persons.

     14.3  Management Committee Indemnification.  The Partnership shall
           ------------------------------------
indemnify and save harmless the delegates to the Management Committee, including the alternates, against all actions, claims, demands, costs and liabilities arising out of the acts (or failure to act) of any such person in good faith within the scope of their authority in the course of the Partnership's business, and such persons shall not be liable for any obligations, liabilities or commitments incurred by or on behalf of the Partnership as a result of any such acts or failure to act, provided that the foregoing shall not entitle a member to indemnification for gross negligence or willful misconduct.

     14.4  Survival of Rights.  The rights of the Managing Partner, and its
           ------------------
respective officers, directors, shareholders, employees or agents under this
Article XIV shall survive the termination of the Managing Partner's status as a Partner of the Partnership.

                                  ARTICLE XV

                              GENERAL PROVISIONS

     15.1  Arbitration.  Any controversy or claim arising out of or relating to
           -----------
this Agreement, or the breach thereof, which cannot be settled by agreement of the Partners, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered thereunder may be entered in any court having jurisdiction thereof.

     15.2  Press Releases.  No Partner may issue a press release naming another
           --------------
Partner in connection with the Partnership without the prior consent of the Partner or Partners to be named; provided, however, that this provision shall not prohibit the naming of a Partner in public documents when applicable law so requires.

     15.3  Notices.
           -------

           (a) Except as otherwise provided herein, any notice, distribution, offer, report or other communication which is to be given to any Partner in connection with the Partnership or this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or sent by first-class mail or by telecopy, telegram or telex, confirmed by letter sent to the address set forth on Exhibit D to this Agreement or to such other address as a Partner may notify the Managing Partner in writing.

           (b) Delivery of a notice, demand, request or report sent by first class mail or by telecopy, telegraph or telex shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a telecopy, telegram or telex message) is deposited, postage prepaid, in the United States mail. The Managing Partner and the Partnership, however, may act upon any telecopy, telegram or telex message received by it from any Partner notwithstanding that such telecopy, telegram or telex message is not subsequently confirmed by letter as aforesaid.

           (c) Copies of any notices provided to any Partner in connection with any documents relating to the Partnership's rights in the Combined Project, or loan documents or other financing documents (or any documents relating thereto) shall be forwarded to each other Partner promptly upon receipt.

     15.4  Survival of Rights.  This Agreement shall be binding upon, and, as to
           ------------------
permitted or accepted successors, transferees and assigns, inure to the benefit of the Partners and the Partnership and their respective heirs, legatees, legal representatives, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, merger, reverse merger, consolidation, sale of assets, other sale, operation of law or otherwise.

     15.5  Construction.  The language in all parts of this Agreement shall be
           ------------
in all cases construed simply according to its fair meaning and not strictly for or against the Partners or the Managing Partner.

     15.6  Section Headings.  The captions of the Articles or Sections in this
           ----------------
Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any of the provisions hereof, shall not be deemed part of this Agreement and shall not be used in construing or interpreting this Agreement.

     15.7  Agreement in Counterparts.  This Agreement and any amendments hereto
           -------------------------
may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement, notwithstanding the fact that all parties are not signatories to the original or the same counterpart. For purposes of recording this instrument, if required, multiple signature pages and acknowledgment pages may be attached to each counterpart; the signature pages and the acknowledgment pages pertaining thereto may be detached from the counterpart, when executed, and attached to another counterpart, which other counterpart may thereafter be recorded.

     15.8  Governing Law.  This Agreement shall be construed according to the
           -------------
internal laws, but not the laws pertaining to choice or conflict of laws, of the State of California.

     15.9  Additional Documents.  Each Partner, upon the request of the
           --------------------
Management Committee, agrees to perform all further acts and execute, acknowledge and deliver all further documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement, including but not limited to acknowledging before a notary public any signature heretofore or hereafter made by a Partner.

     15.10 Severability.  Should any portion or provision of this Agreement be
           ------------
declared illegal, invalid or unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable from this Agreement as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

     15.11 Pronouns and Plurals.  Whenever the context may require, any pronoun
           --------------------
used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     15.12 Third Party Beneficiaries.  There are no third party beneficiaries
           -------------------------
of this Agreement.

     15.13 Partition.  The Partners agree that any assets the Partnership may
           ---------
at any time have may not be suitable for partition. Each Partner hereby irrevocably waives any and all rights that he may have to maintain any action for partition of any assets the Partnership may at any time have.

     15.14  Security Interest and Right of Set-Off.  As security for any
            --------------------------------------
withholding tax or other liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or to which the Partnership becomes subject with respect to the Interests of any Partner, the Partnership shall have (and each Partner hereby grants to the Partnership) a security interest in all Division I or Division II Cash Flow from Operations or Division I or Division II Cash Flow from Capital Events distributable to such Partner to the extent of the amount of such withholding tax or other liability or obligation. The Partnership shall have a right to setoff against any such cash distributable in the amount of such withholding tax or other liability or obligation.

     15.15  Entire Agreement.  This Agreement delivered by the Partners
            ----------------
constitutes the entire agreement of the Partners with respect to, and supersedes all prior written and prior and contemporaneous oral agreements, understandings and negotiations, including the Original Agreement, with respect to, the subject matter hereof.

     15.16  Waiver.  No failure by any party to insist upon the strict
            ------
performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

     15.17  Attorneys'  Fees.  In the event of any litigation or arbitration
            ----------------
between the parties hereto with respect to the subject matter hereof, the unsuccessful party to such litigation or arbitration shall pay to the successful party all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred therein by the successful party, all of which shall be included in and as a part of the judgment or decision rendered in such litigation or arbitration.

                                 END OF PAGE

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

     By:  New CLOC Company, LLC,
          a Delaware limited liability company,
          its Managing General Partner

          By:  /s/ Christopher T. McCallion
               ----------------------------
               Christopher T. McCallion
               Executive Vice President

     By:  ESCA, LLC,
          a Delaware limited liability company,
          its General Partner

          By:  Caithness Geothermal 1980 Ltd., L.P.
               a Delaware limited partnership,
               its Member

               By:  Caithness Power, L.L.C.,
                    a Delaware limited liability company,
                    its General Partner

                    By:  /s/ Christopher T. McCallion
                         ----------------------------
                         Christopher T. McCallion
                         Executive Vice President

          By:  Caithness Power, L.L.C.,
               a Delaware limited liability company,
               its Managing Member

               By:  /s/ Christopher T. McCallion
                    ----------------------------
                    Christopher T. McCallion
                    Executive Vice President

          By:  ESI Geothermal, Inc.,
               a Florida corporation,
               its Member

               By:  /s/ Kenneth P. Hoffman
                    -----------------------------
                    Name:  Kenneth P. Hoffman
                    Title: Vice President

                                   EXHIBIT A

                            TURBINE 1 PROJECT AREA


     The Turbine 1 Project Area shall consist of the two parcels designated below each of which consists of the following partial sections of Township 22 South, Range 39 East, Mount Diablo base and Meridian, in the County of Inyo, State of California, including the surface area thereof and the subsurface areas thereunder, except that: (1) the assignment of rights to Parcel A does not include the geothermal resource underlying the North 2 of Section 8; (2) the assignment of rights to Parcel A, with respect to the North 2 of Section 8 is subject to the Partial Release as set forth and subject to the conditions in the Deed of Trust (Navy 1) dated July 14, 1987 executed by CLJV and CFP; (3) the assignment of rights to Parcel B is subject to release and reconveyance upon the satisfaction of the conditions set forth in and subject to the conditions in the Letter Agreement between Coso Finance Partners and Credit Suisse, dated July 14, 1987 and (4) the assignment of rights to each of the following section and partial sections are subject to an easement of access for CLJV or its assignees to use for construction, maintenance or operation of plants to be built adjacent to or in the immediate vicinity of Turbine 1:

Parcel A:    Southeast 1/4 of Section 7;
             All of Section 8;
             Southwest 1/4 of Section 9;

Parcel B:    Northeast 1/4 of Section 18
             North 2 of the North 2 of Section 17.

                                   EXHIBIT B

                         TURBINES 2 and 3 PROJECT AREA

     The Turbines 2 and 3 Project Area shall consist of the parcels described below, including the surface rights and subsurface rights:

     The Southwest quarter of the Southwest quarter of Section 4; the South half of the South half of Section 5; the South half of the Southeast quarter of
     Section 6; the Southeast quarter of the Southwest quarter of Section 6; the Northeast quarter of Section 7; the North half of Section 8; and the North half and the Southeast quarter of Section 9; all located in Township 22 South, Range 39 East, Mount Diablo Base and Meridian, in the County of Inyo, State of California.

                                   EXHIBIT C

                           RIGHT-OF-WAY DESCRIPTION
                                      FOR
                    COSO-INYOKERN 115 KV TRANSMISSION LINE
                                _______________

          The COSO-Inyokern 115 KV Transmission Line begins at survey station 0+00 at the Inyokern Substation in the SE 1/4, SE 1/4 of Section 20, T26S, R39E, in Kern County, California and goes Northerly approximately 28.3 miles ending at survey station 1505+03.87 at COSO Geothermal Plant No. 1 Switch Yard in SW 1/4, NW 1/4 of Section 8, T22S, R39E in Inyo County, California. The Transmission Line is located entirely within the boundaries of the China Lake Naval Weapons Center.

          The right-of-way for the transmission line is a strip of land 200 feet wide of which 65 feet of this right-of-way is located to the left (Westerly) of the transmission line centerline and 135 feet is located to the right (Easterly) of the transmission centerline.

          The Transmission centerline is described as follows:

          Sections 20, 7, 8, 5 & 6 of T26S, R39E
          --------------------------------------

          Beginning at survey station 0+00, which is located on the North boundary fence line of the Inyokern sub-station and is 400 feet West and 320 feet North of the SE Corner of Section 20, T26S, R39E. Thence, from station 0+00, N21(degrees)11'57"W a distance of 255.00 feet to an angle point at station 2+55.00; thence N17(degrees)40'18"W a distance of 21,637 feet to the Leliter Road crossing at station 218+92 which is a point on the North boundary of
Section 6, T26S, R39E and is 1410 feet West of the NE Corner of Section 6, T26S, R39E.

          Sections 31, 30 & 19 of T25S, R39E
          ----------------------------------

          Thence, from station 218+92, N17(degrees)40'18"W a distance of 13,228 to station 351+20 which is a Point on the West boundary of Section 19, T25S, R39E and is 1960 feet North of the SW Corner of Section 19, T25S, R39E.

          Sections 24, 13, 12, 1 & 2 of T25S, R38E
          ----------------------------------------

          Thence, from station 351+20, N17(degrees)40'18"W a distance of 20,165 feet to survey station 552+85 which is a point on the Kern and Inyo County Line and on the North boundary of Section 2, T25S, R38E and is 540 feet West of the NE Corner of Section 2, T25S, R38E.

          Sections 35, 34, 27, 22, 15, 10 & 3 of T24S, R38E
          -------------------------------------------------

          Thence, from station 552+85, N17(degrees)40'18"W a distance of 980.65 feet to an angle point at station 562+65.65; thence N00(degrees)32'59"E a distance of 1849.86 feet to an angle point at station 581+15.51; thence N18(degrees)55"43"W a distance of 8200.72 feet to an angle point at station 663+16.23; thence N17(degrees)49'44"W a distance of 6843.04 feet to an angle point at station 731+59.27; thence N09(degrees)26'36"E a distance of 13,280.99 feet to an angle point at Equation station 864+40.26 Back = 873+79.76 Ahead; thence N07(degrees)43'29"E a distance of 1460 feet to survey station 888+39.76 which is a point on the North boundary of Section 3, T24S, R38E and is 1680 feet West of the NE Corner of Section 3, T24S, R38E.

          Sections 34, 27, 26, 23, 24, 13, 12 & 1, T23S, R38E
          ---------------------------------------------------

          Thence from station 888+39.76, N07(degrees)43'29"E a distance of 5111.45 to an angle point at station 939+51.21; thence N31(degrees)43'12"E a distance of 9820.50 feet to an angle point at station 1037+71.71; thence N31(degrees)14'47"E a distance of 10,758.97 feet to an angle point at station 1145+30.68; thence N10(degrees)29'29"W a distance of 8780.38 feet to survey station 1233+11.06 which is a point on the North boundary of Section 1, T23S, R38E and is 1600 feet West of the NE Corner of Section 1, T23S, R38E.

          Section 36 of T22S, R38E
          ------------------------

          Thence, from station 1233+11.06, N10(degrees)29'29"W a distance of 1200.00 feet to an angle point at station 1245+11.06; thence N43(degrees)08'19"E a distance of 2718.94 feet to survey station 1272+30 which is a point on the East boundary of Section 36, T22S, R38E and is 2180 feet South of the NE Corner of Section 36, T22S, R38E.

          Section 31, 30, 19, 18, 7 & 8 of T22S, R39E
          -------------------------------------------

          Thence, from station 1272+30, N43(degrees)08'19"E a distance of 1922.34 feet to an angle point at station 1291+52.34; thence N06(degrees)45'07"E a distance of 12,581.98 feet to an angle point at station 1417+34.32; thence N00(degrees)50'59"W a distance of 4,017.81 feet to an angle point at station 1457+52.13; thence N55(degrees)41'23"E a distance of 1,152.30 feet to an angle point at station 1469+04.43; thence N13(degrees)42'55"E a distance of 1,065.66 feet to, an angle point at station 1479+70.09; thence N81(degrees)26'21"E a distance of 1,169.68 feet to an angle point at station 1491+39.77; thence N25(degrees)26'31"E a distance of 1,135.98 feet to an angle point at station 1502+75.75; thence N05(degrees)40'26"E a distance of 228.12 feet to the end of the COSO-Inyokern 115 KV Transmission Line at survey station 1505+03.87. This ending point is located at the COSO Geothermal Plant No. 1 Switch Yard in the SW 1/4, NW 1/4 of Section 8, T22S, R39E in Inyo County, California.

                                   EXHIBIT D

                       ADDRESSES OF PARTIES FOR NOTICES
                       --------------------------------


If to CFP:

                    Coso Finance Partners
                    c/o Caithness Energy, LLC
                    1114 Avenue of the Americas
                    New York, New York 10036
                    Attn:  President

If to ESCA:

                    Caithness Geothermal 1980, Ltd.
                    c/o Caithness Energy, LLC
                    1114 Avenue of the Americas
                    New York, New York 10036
                    Attn:  President

                    and

                    ESI Geothermal, Inc.
                    700 Universe Boulevard
                    June Beach, Florida 33408
                    Attn:  Vice President - Business Management

                                   EXHIBIT E

                    ESCROW ACCOUNT DISTRIBUTION PROVISIONS


     1. Amounts deposited in the Escrow Account with respect to a Preferred Return Year shall be distributed promptly after it is determined whether the Distribution Condition is satisfied with respect to that Preferred Return Year, as follows:

          (a) if the Distribution Condition was satisfied for the Preferred Return Year:

              (i) first, to CCH, ESCA and Navy II Group, as directed in writing by an authorized representative thereof, until distributions pursuant to this Section 1(a)(i) equal the lesser of (a) the Maximum Payment for the Preferred Return Year, and (b) the amount or deposit in the Escrow Account;

              (ii)  the balance to the Managing Partner; or

          (b) to the Managing Partner, if the Distribution Condition was not satisfied for the Preferred Return Year.

     2. Amounts deposited in the Escrow Account pursuant to Sections 5.2(a)(ii) of the CPD and CED Partnership Agreements and Sections 5.3(a)(ii) and 5.4(a)(ii) of the CFP Partnership Agreement shall be distributed within fifteen days after deposit to CCH, ESCA and Navy II Group, as directed in writing by an authorized representative thereof.

     3. All amounts distributed pursuant to Section 1(a)(i) and Section 2 will be applied (i) first, to reduce Preferred Return Interest, and (ii) second, to reduce the Preferred Return.

     4. For the purpose of Section 1, "Distribution Condition" means the generation of Excess Revenues by at least one Project during the Preferred Return Year.